Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in the registration statement on Form S-3 of Education Realty Trust, Inc. (No. 333-177422) filed on October 21, 2011 of our report dated October 20, 2011 relating to the statement of certain revenues and certain expenses of GrandMarc at Westberry Place for the year ended December 31, 2010, which report appears in this Form 8-K.

/s/ Dixon Hughes Goodman LLP

Memphis, Tennessee

September 7, 2012